Exhibit 99.2

INTERNET AMERICA ANNOUNCES CLOSING OF TELESHARE ACQUISITION

(Houston) August 1, 2007 - Internet America, Inc.(OTCBB: GEEK) a Houston-based provider of Internet access services announced today that it completed its acquisition of TeleShare Communications Services, Inc. (“TeleShare”)  on July 27, 2007. TeleShare, based in Crosby, Texas, serves approximately 1,500 wireless Internet service customers, has a loan commitment under a program administered by the Rural Utilities Service of the Department of Agriculture (“RUS”), and provides telex messaging services. The Company acquired substantially all of the outstanding shares of TeleShare from Mark and Cynthia Ocker for $1,850,000, subject to certain adjustments 90 days after closing.

The terms of the transaction with TeleShare were approved by the RUS on July 13, 2007. Under a program administered by the RUS, TeleShare has a loan commitment of approximately $4 million with approximately $3 million still available for providing financial assistance for expansion of broadband services in rural areas. As the new owner of TeleShare, Internet America intends to continue network expansion utilizing funds under the existing borrowing facility. Under the terms of the RUS approval, the Company must obtain $2 million in cash investment within 60 days of closing.

On June 8, 2007, Internet America completed its acquisition of certain assets and assumption of related liabilities of Shadownet, Inc. in Victoria, Texas related to its internet service customers. Additionally, on June 18, 2007, the Company completed its acquisition of substantially all the assets and assumption of related liabilities of NoDial.net, Inc. near Victoria, Texas related to its internet service customers. The combination of these two acquisitions will give Internet America a strong initial presence in Victoria and the ability to rapidly expand in that area. The area surrounding Victoria and to its east has already been approved by the RUS for expansion of broadband services under Internet America’s acquired facility.

Additionally, on June 12, 2007, the Company completed its acquisitions of certain assets and assumption of related liabilities of Blue Wireless & Data, Inc. in Dallas, Texas related to its residential wireless Internet service customers. The Company entered into a service agreement with Blue Wireless to purchase bandwidth and certain network and monitoring services used by the Company in providing residential service.

Billy Ladin, Chairman and CEO of Internet America said, “We are gratified to have closed four acquisitions in less than sixty days and to see how quickly and how well we have been able to integrate these four new acquisitions. We believe that we have developed a strong acquisition and integration team that will allow us to acquire at a rapid rate with the ability of integrating the acquisitions very quickly and efficiently. We felt that it was important to build the team and accomplish the four rapid acquisitions in order to validate our acquisition model and increase our wireless subscriber count to over 7,300.”

Ladin further added, “In our initial expansion in Texas, we have identified a strong need for consolidation by an entity such as Internet America, who is able to provide experienced technical and operational management, funds for further expansion and proven systems serving Internet customers. The cornerstone of our ability to take advantage of this is building an integration team familiar with existing operations but dedicated to timely integrations. Being early in the deployment of wireless and carefully identifying areas which are non-served or under-served, will allow us to grow our existing wireless base at a strong rate of about 30% annually for the next several years, net after cancellations. Our borrowing facility with the RUS will fuel this organic growth, and we look forward to working with the RUS to bring broadband Internet services.”

Jennifer LeBlanc CFO said,  “The RUS borrowing facility is an important step in our efforts to secure borrowings and additional capital for rapid consolidation and organic growth. Our team is in place to execute the development plan and currently well developed in Texas. As our borrowing capacity expands through additional RUS funding, bank loans and equipment leasing programs, we will be well positioned to expand our consolidation efforts beyond Texas.”

Internet America is a leading Internet service provider serving the Texas market. Based in Houston, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax2email, online backup and storage solutions, parental control software, and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.

This press release may contain forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change, and actual results may differ materially as a result of a number of risk factors. These risks include, without limitation, that (1) we will not be able to increase our rural customer base at a rate that exceeds the loss of metropolitan area customers, (2) we will not improve EBITDA, profitability or product margins, (3) we will not be able to identify and negotiate acquisitions of wireless Internet customers and infrastructure on attractive terms. (4) we may not be able to integrate acquisitions of wireless Internet customers and infrastructure into existing operations to achieve operating efficiencies, (5) needed financing will not be available to us if and as needed, (6) we will not continue to achieve operating efficiencies in existing operations, (7) we will not be competitive with existing or new competitors, (8) we will not keep up with industry pricing or technological developments impacting the Internet, (9) we will be adversely affected by dependence on network infrastructure, telecommunications providers and other vendors, by regulatory changes and by general economic and business conditions; (10) service interruptions or impediments could harm our business; (11) we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter into licensing arrangements on unfavorable terms; (12) we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (13) government regulations could force us to change our business practices; (14) we may be unable to continually develop effective business systems, processes and personnel to support our business; (15) we may be unable to hire and retain qualified personnel, including our key executive officers; (16) provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; (17) our stock price has been volatile historically and may continue to be volatile; and (18) some other unforeseen difficulties may occur. This list is intended to identify certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in our other publicly filed reports and documents.